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                                                                   EXHIBIT 23(B)

                                 August 10, 1999


Enron Oil & Gas Company
1400 Smith Street
Houston, Texas 77002


Gentlemen:

In connection with this Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission by Enron Oil & Gas Company, a Delaware corporation (the "Company"), DeGolyer and MacNaughton (the "firm") hereby consents to the incorporation by reference in this Registration Statement of the references to the firm and to the opinions delivered to the Company, all included or incorporated by reference in the previously filed Registration Statement on Form S-3 (Registration No. 333-83533), regarding the comparison of estimates prepared by the firm with those furnished to it by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in our letter reports dated January 17, 1997, January 13, 1998, and January 11, 1999, for estimates as of December 31, 1996, December 31, 1997, and December 31, 1998, respectively. The opinions are referred to in the previously filed Registration Statement on Form S-3 (Registration No. 333-83533) and in the section "Experts" in the Prospectus that is a part of said Registration Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


                                     Very truly yours,



                                     DeGOLYER and MacNAUGHTON